HAEFELE FLANAGAN

CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS

Haefele Flanagan & Co., p.c.	(856) 722-5300
Tall Oaks Corporate Center	(215) 627-5150
Building 2, suite 200, 1000 Lenola Road	Fax: (856) 722-5395
P.O. Box 471, Moorestown, NJ 08057	www.hfco.com

Exhibit 23.1 – CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation of our report dated December 29, 2011, relating to the consolidated financial statements of Dynasil Corporation of America and Subsidiaries as of and for the years ended September 30, 2011 and 2010, included in this Form 10-K, into the Company’s Registration Statements on Form S-8 (File Nos. 333-169623, 333-165651 and 333-46068).

/s/ Haefele, Flanagan & Co., p.c.

Maple Shade, New Jersey
December 29, 2011